UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2010

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2010, TerreStar Networks Inc. (“TSN”), an indirect majority-owned subsidiary of TerreStar Corporation (“TSC,” and together with TSN, the “Company”), entered into a Satellite Minutes Agreement (“Agreement”) with SkyTerra Communications, Inc., an approximate 10.3% owner of TSN (“SkyTerra Comm”), and SkyTerra LP, a wholly-owned subsidiary of SkyTerra Comm (“SkyTerra LP,” and together with SkyTerra Comm , “SkyTerra”), whereby SkyTerra will purchase minutes (“Satellite Minutes”) of voice or data transmission and satellite capacity to use on TSN’s in-orbit satellite known as TerreStar-1 (the “Satellite”).  Subject to certain terms and conditions set forth in the Agreement, SkyTerra has prepaid or will prepay for Satellite Minutes in equal amounts on May 6, 2010, May 20, 2010, June 3, 2010 and June 17, 2010 for an aggregate purchase price of $40,000,000 (the “Purchase Price”).  SkyTerra LP’s Purchase Price payment obligation is limited to $5,000,000; SkyTerra Comm is responsible for all other Purchase Price payments.  SkyTerra Comm is indirectly owned by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger”).

Subject to the terms of the Agreement, SkyTerra may begin using the Satellite Minutes (the “Usage Start Date”) at any time within one year after TSN launches commercial service (the “Commercial Launch Date”).  SkyTerra will have five years after the Usage Start Date, which shall be automatically extended for an additional five years in the event there are any unused Satellite Minutes remaining at the end of the initial five year period (the “Usage Term”), to use the Satellite Minutes.  SkyTerra may in its discretion credit all or part of the portion of the Purchase Price attributable to any unused Satellite Minutes to outstanding payments, if any, then due from SkyTerra to TSN under the Pooling Arrangement (as defined below) and if there are no such payments due or SkyTerra chooses not to so credit all or a portion of the Purchase Price thereto, the unused Satellite Minutes will expire at the end of the Usage Term.

As previously disclosed, on January 26, 2010, the Company entered into an Exclusivity Agreement (“Original Exclusivity Agreement”) with Harbinger and affiliates thereof, whereby the Company agreed that, for a period of 90 days from the date of the Exclusivity Agreement, it would negotiate in good faith on an agreement under which S-band spectrum licensed to a subsidiary of TSC (“S-band Spectrum”) would be pooled with other spectrum to provide mobile communications services (“Pooling Arrangement”).  The Original Exclusivity Agreement expired on April 26, 2010 without the parties entering into a Pooling Arrangement.  As an inducement for SkyTerra to enter into the Agreement, on May 6, 2010, the Company entered into a new Exclusivity Agreement (“New Exclusivity Agreement”) with SkyTerra and an affiliate of Harbinger (together “SkyTerra/Harbinger”), whereby the Company agreed that, for a period of 90 days from the date of the New Exclusivity Agreement, it would negotiate in good faith on a Pooling Arrangement, and that the Company would not (i) solicit or encourage the submissions of proposals or offers relating to the S-band Spectrum from any person other than with SkyTerra/Harbinger, (ii) enter into any written or oral agreement relating to the S-band Spectrum with any person other than with SkyTerra/Harbinger nor (iii) participate in discussions or negotiations with, or furnish any non-public information to, any person in connection with a possible transaction regarding the S-band Spectrum the effect of which would grant any third party rights with respect to the S-band Spectrum that would interfere with or obstruct the use of the S-band Spectrum by SkyTerra/Harbinger or otherwise make it unavailable for use by SkyTerra/Harbinger or limit the ability of TSC, TSN or SkyTerra/Harbinger to enter into a transaction regarding the S-band Spectrum.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date:  May 7, 2010

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